Exhibit 23.7

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Form S-1 of Evolution Metals & Technologies Corp. of our report dated September 8, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of NS World Co., Ltd. as of December 31, 2024 and for the year then ended, which report appears in such Form S-1. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi& Co., CPAs, P.C.
Grassi& Co., CPAs, P.C.

Glastonbury, Connecticut

October 5, 2026